Exhibit 23.1
Consent Of Ernst & Young LLP
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-41262, 33-46814, 33-91996, 33-75114, 333-08579, 333-42211, 333-94251, 333-38526, 333-55436, 333-88276, 333-105283, 333-105294, 333-109526, and 333-131218) of our report dated August 15, 2006, except for footnote 7, as to which the date is September 11, 2006, with respect to the consolidated financial statements of Tandy Brands Accessories, Inc., included in this Annual Report on Form 10-K for the year ended June 30, 2006.
/s/Ernst & Young LLP
Fort Worth, Texas
September 19, 2006